EXHIBIT 5.1

LAW OFFICES OF IRVING ROTHSTEIN
_____________________ TELECOPIER (212) 696-9459	ATTORNEYS AT LAW 292 MADISON AVENUE NEW YORK, N.Y. 10017 (212) 685-7600	_____________________ E-MAIL IRothstein@hhandf.com
October 2, 2003

Board of Directors

BIMS Renewable Energy, Inc.

14 Place du Commerce

Suite 388

Montreal, Quebec,

Canada H3E 1T8

Gentlemen:

As counsel for your Company, I have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company's Common Stock which are to be issued to three consultants of the Company (the "Consulting Stock").

On the basis of such examination, I am of the opinion that:

i.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business.

ii.

The Company has an authorized capitalization of 125,000,000 shares of Common Stock.

iii.

The Consulting Stock have been duly and validly authorized and when issued will represent fully paid and non-assessable shares of the Company's Common Stock.

I hereby consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

/s/ LAW OFFICES OF IRVING ROTHSTEIN

LAW OFFICES OF IRVING ROTHSTEIN